Exhibit 99.1

SWS Group, Inc. Reports Financial Results for

First Quarter of Fiscal 2014

DALLAS, November 5, 2013 – SWS Group, Inc. (NYSE: SWS) (“SWS” or the “Company”) today reported net income of $323,000, or $0.01 per diluted share, for its first quarter of fiscal 2014 on net revenues of $69.0 million, as compared to a net loss of $5.6 million, or $0.17 per diluted share, on net revenues of $74.1 million for the first quarter of fiscal 2013.

The fiscal 2014 first quarter results include approximately $1.2 million in severance expense associated with a 7 percent reduction in staff that the Company initiated during the quarter.

“After carefully evaluating opportunities to improve operating results through both cost-cutting and revenue initiatives, we took action in the first quarter by reducing staffing levels across all of our business lines to better align expenses with current revenues, while still allowing us to provide clients with the superior service they have come to expect,” said James H. Ross, Chief Executive Officer of SWS Group, Inc. “While these actions will make SWS a stronger organization and help us execute our strategic business plan, we regret the impact they have had on our highly valued employees. We are focused on enhancing our shareholder returns and will continue to pursue additional opportunities to achieve this objective, through both targeted cost-cutting efforts and revenue growth initiatives.”

Net revenues decreased $5.1 million in the first quarter of fiscal 2014, as compared to the same period last fiscal year, primarily due to a $4.2 million decrease in net interest revenue and a $1.8 million decrease in commission revenue. The decline in fiscal 2014 first quarter net interest revenue, as compared to the same quarter last fiscal year, was driven in large part by a $2.8 million decrease in net interest revenue in the Company’s banking segment and a $1.1 million decrease in institutional segment net interest revenue. The decline in commission revenue was primarily due to a $2.6 million decrease in the Institutional segment, partially offset by a $786,000 increase in commission revenue in the Retail segment.

(more)

SWS Reports First Quarter Fiscal 2014 Results / 2

Fiscal 2014 first quarter operating expenses decreased 17 percent, or $14.3 million, as compared to the same quarter last fiscal year, primarily due to a $10.2 million decrease in the change in value of the Company’s outstanding warrants, a $2.2 million decrease in other expenses and a $1.7 million decrease in commissions and other employee compensation expense. For the three months ended September 30, 2013, the Company recorded a $2.0 million gain on the warrant valuation, as compared to an $8.2 million loss on the warrant valuation for the three months ended September 28, 2012. The decrease in other expenses for the first quarter of fiscal 2014, as compared to the same period last fiscal year, was driven by a $776,000 decrease in legal fees, primarily in the Retail segment, and a $756,000 decrease in real estate owned (REO) related expenses at the Company’s banking subsidiary, Southwest Securities, FSB (the “Bank”). The primary contributor to the decrease in commissions and other employee compensation expense was a $1.6 million decrease in Institutional segment commission expense and incentive compensation due to a decline in the segment’s overall revenue in the first quarter of fiscal 2014, as compared to the first quarter of fiscal 2013.

Clearing Segment

The Clearing segment reported a pre-tax loss of $227,000 on net revenues of $4.7 million for the first quarter of fiscal 2014, as compared to pre-tax income of $195,000 on net revenues of $5.0 million for the first quarter of fiscal 2013.

The decrease in Clearing segment net revenues was driven by a $276,000 decrease in net interest revenue, primarily due to a 7 percent decrease in margin balances, and a $161,000 decrease in other revenues, primarily due to a decline in revenue sharing with money market fund providers. These decreases were partially offset by a $153,000 increase in clearing fee revenue due to a change in the mix of tickets processed, which led to an increase in revenue per ticket from $8.54 in the fiscal 2013 first quarter, to $12.63 in the fiscal 2014 first quarter. Clearing customer assets increased to $16.1 billion at September 30, 2013, from $15.2 billion at September 28, 2012.

(more)

SWS Reports First Quarter Fiscal 2014 Results / 3

Operating expenses in the Clearing segment increased $138,000 to $4.9 million in the first quarter of fiscal 2014, as compared to $4.8 million in the first quarter of fiscal 2013. The primary contributor to the increase in operating expenses was an 11 percent increase in operations and technology expenses, partially offset by a 32 percent decrease in salaries and incentive compensation due to departmental restructuring.

Retail Segment

For the first quarter of fiscal 2014, the Retail segment reported pre-tax income of $2.3 million on net revenues of $29.8 million, as compared to pre-tax income of $319,000 on net revenues of $28.1 million in the first quarter of last fiscal year.

The 6 percent increase in net revenues was driven by improved performance in the segment’s Private Client Group, due to increased retail client activity and success in retaining key producers. Private Client Group net revenues increased 16 percent to $18.9 million in the first quarter of fiscal 2014, from $16.2 million in the first quarter of fiscal 2013. Turnover in the segment’s independent registered representative business contributed to a 10 percent decrease in net revenues at SWS Financial Services in the first quarter of fiscal 2014, as compared to the first quarter last fiscal year. Total customer assets increased to $14.5 billion at September 30, 2013, from $13.8 billion at September 28, 2012.

Operating expenses in the Retail segment decreased slightly to $27.6 million in the fiscal 2014 first quarter, from $27.7 million in the first quarter of fiscal 2013, primarily due to a $703,000 decrease in legal expenses, offset by a $651,000 increase in commissions and other employee compensation expense. While overall compensation expense increased 3 percent, the relative mix of revenues between Private Client Group and SWS Financial Services resulted in a lower blended compensation ratio, improving segment profitability.

Institutional Segment

The Institutional segment reported pre-tax income of $6.2 million for the fiscal 2014 first quarter on net revenues of $28.0 million, as compared to pre-tax income of $9.9 million on net revenues of $32.9 million for the fiscal 2013 first quarter.

(more)

SWS Reports First Quarter Fiscal 2014 Results / 4

The 15 percent decrease in Institutional segment net revenues was primarily due to a $2.6 million decrease in commission revenues, a $1.1 million decrease in net interest revenue and a $1.0 million decrease in net gains on principal transactions. The largest contributor to the decrease in commission revenue was a $2.5 million decrease in portfolio trading, primarily due to a decline in the number of shares executed for the three months ended September 30, 2013, as compared to the same period last fiscal year.

The decrease in fiscal 2014 first quarter net interest revenue, as compared to the same quarter last fiscal year, was primarily due to a 29 basis point decrease in the average net interest spread in the Company’s stock loan business, partially offset by a 17 percent increase in the average stock loan balances.

The largest contributor to the decrease in net gains on principal transactions was a $2.0 million decrease in taxable fixed income trading gains, partially offset by a $923,000 increase in municipal finance trading gains, in the first quarter of fiscal 2014, as compared to the first quarter last fiscal year. The decrease in taxable fixed income trading gains was driven by the challenging market environment.

Institutional segment operating expenses decreased 5 percent to $21.8 million for the first quarter of fiscal 2014, from $23.0 million for the first quarter of fiscal 2013. The primary contributor to the decrease was a $1.9 million decrease in compensation expense as a result of reduced segment revenues, partially offset by a $492,000 increase in operations and technology expense and a $260,000 increase in quotations.

Banking Segment

The Banking segment reported pre-tax income of $1.2 million on net revenues of $9.1 million for the first quarter of fiscal 2014, as compared to pre-tax income of $1.3 million on net revenues of $11.6 million for the first quarter of fiscal 2013. The primary contributor to the decrease in net revenues was a $2.8 million decrease in net interest, driven by a 32 percent decrease in average loan balances and an 80 basis point decrease in the net yield on interest earning assets in the first quarter of fiscal 2014, as compared to the first quarter of fiscal 2013.

The Bank’s operating expenses in the first quarter of fiscal 2014 decreased 24 percent, to $7.9 million from $10.4 million for the first quarter of last fiscal year. The primary contributors to the decrease in operating expenses consisted of a $640,000 decrease in commissions and other employee compensation, as compared to the same period last year, and a $466,000 loan loss recapture for the three months ended September 30, 2013. The Bank did not record a loan loss provision or recapture for the fiscal 2013 first

(more)

SWS Reports First Quarter Fiscal 2014 Results / 5

quarter. Other operating expenses at the Bank decreased $1.3 million in the fiscal 2014 first quarter, as compared to the first quarter of fiscal 2013, primarily due to a $756,000 decrease in REO related expenses, including a $358,000 decrease in the REO loss provision, a $258,000 decrease in outside services and a $272,000 decrease in regulatory fees.

At September 30, 2013, the Bank’s allowance for loan losses was $12.2 million, or 2.85 percent of loans held for investment excluding purchased mortgage loans and loans measured at fair value, compared to $20.9 million, or 4.28 percent of loans held for investment excluding purchased mortgage loans at September 30, 2012.

The Bank’s non-performing assets were $29.3 million at September 30, 2013, a decrease of 57 percent from $67.8 million at September 30, 2012. Total classified assets were $58.7 million, or 33 percent of capital plus allowance for loan losses at September 30, 2013, compared to $100.7 million, or 53 percent of capital plus allowance for loan losses at September 30, 2012.

At September 30, 2013, the Bank’s Tier 1 (core) capital ratio was 13.5 percent and total risk-based capital ratio was 27.3 percent, compared to a Tier 1 (core) capital ratio of 12.7 percent and total risk-based capital ratio of 19.2 percent at September 30, 2012.

Conference Call

SWS Group will hold a conference call to discuss its results for the fiscal 2014 first quarter on Wednesday, November 6, 2013, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call will be broadcast live over the internet: http://www.videonewswire.com/event.asp?id=96279. An archive of the webcast will also be posted to the Company’s website at www.swst.com.

About SWS Group

SWS Group, Inc. is a Dallas-based holding company offering a broad range of investment and financial services through its subsidiaries. The Company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., SWS Financial Services, Inc., and Southwest Securities, FSB.

(more)

SWS Reports First Quarter Fiscal 2014 Results / 6

Forward-Looking Statements

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of the Company’s control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, liquidity in capital and credit markets, availability of lines of credit, customer margin loan activity, creditworthiness of the Company’s correspondents, trading counterparties and customers, demand for housing, general economic conditions, especially in Texas and New Mexico, changes in the commercial lending and regulatory environments and other factors discussed in the Company’s Annual Report on Form 10-K and in the Company’s other reports filed with and available from the Securities and Exchange Commission.

Segment Results

(In thousands)

	Net Revenues Three Months Ended		Pre-Tax Income Three Months Ended
	Sept. 30, 2013	Sept. 28, 2012	Sept. 30, 2013	Sept. 28, 2012
Clearing	$4,674	$4,958	$(227)	$195
Retail	29,838	28,066	2,251	319
Institutional	28,003	32,895	6,205	9,925
Bank	9,087	11,633	1,195	1,281
Other consolidated entities	(2,607)	(3,443)	(9,269)	(20,752)

Consolidated	$68,995	$74,109	$155	$(9,032)

Non-GAAP Reconciliation

SWS has included the presentation of Adjusted Pre-tax Loss, which is Income (Loss) before income tax expense (benefit), excluding the impact of the valuation adjustment for the warrants held by Hilltop and Oak Hill and the impact of the loan loss recapture for the banking segment. Adjusted Pre-tax Loss is a non-GAAP financial measure as defined by Securities and Exchange Commission rules. SWS believes that the presentation of this non-GAAP financial measure provides useful information by excluding these items, which may not be indicative of the Company’s core operating results. While management believes this non-GAAP financial measure is useful in evaluating SWS, this information should be considered as supplemental in nature and not as a substitute for, or superior to, the related financial information prepared in accordance with GAAP.

	Three Months Ended
(In thousands)	Sept. 30, 2013	Sept. 28, 2012
Income (loss) before income tax expense (benefit)	$155	$(9,032)
Loan loss recapture	(466)	—
Valuation adjustment for warrants	(1,967)	8,185

Adjusted pre-tax loss (non-GAAP)	$(2,278)	$(847)

(more)

SWS Reports First Quarter Fiscal 2014 Results / 7

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

September 30, 2013 and June 30, 2013

(In thousands, except par values and share amounts)

	September 30, 2013	June 30, 2013
	(Unaudited)
Assets
Cash and cash equivalents	$128,996	$111,046
Restricted cash and cash equivalents	30,048	30,047
Assets segregated for regulatory purposes	234,818	164,737
Receivable from brokers, dealers and clearing organizations	2,042,491	1,698,474
Receivable from clients, net of allowances	280,453	286,446
Loans, net	529,259	608,583
Securities owned, at fair value	324,741	209,633
Securities held to maturity	15,726	17,423
Securities purchased under agreements to resell	116,390	51,996
Goodwill	7,552	7,552
Securities available for sale	573,121	503,276
Other assets	87,897	91,160

Total assets	$4,371,492	$3,780,373

Liabilities and Stockholders’ Equity
Short-term borrowings	$162,500	$131,500
Payable to brokers, dealers and clearing organizations	1,885,500	1,532,971
Payable to clients	427,512	335,655
Deposits	988,724	993,719
Securities sold under agreements to repurchase	95,107	37,012
Securities sold, not yet purchased, at fair value	211,498	134,735
Drafts payable	22,900	28,889
Advances from Federal Home Loan Bank	101,999	97,565
Long-term debt, net	84,205	83,102
Warrants	22,230	24,197
Other liabilities	54,532	65,742

Total liabilities	4,056,707	3,465,087
Commitments and contingencies
Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $0.10 par value. Authorized 60,000,000 shares, issued 33,312,140 and outstanding 32,668,239 shares at September 30, 2013; issued 33,312,140 and outstanding 32,629,213 shares at June 30, 2013	3,331	3,331
Additional paid-in capital	324,255	325,030
Accumulated deficit	(3,038)	(3,361)
Accumulated other comprehensive income – unrealized holding loss, net of tax	(6,091)	(5,334)
Deferred compensation, net	3,418	3,352
Treasury stock (643,901 shares at September 30, 2013 and 682,927 shares at June 30, 2013, at cost)	(7,090)	(7,732)

Total stockholders’ equity	314,785	315,286

Total liabilities and stockholders’ equity	$4,371,492	$3,780,373

(more)

SWS Reports First Quarter Fiscal 2014 Results / 8

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

For the three months ended September 30, 2013 and September 28, 2012

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended September 30, 2013	Three Months Ended September 28, 2012
Revenues:
Net revenues from clearing operations	$2,293	$2,139
Commissions	30,523	32,323
Interest	21,174	26,625
Investment banking, advisory and administrative fees	11,315	10,670
Net gains on principal transactions	8,175	8,482
Other	6,563	6,185

Total revenue	80,043	86,424
Interest expense	11,048	12,315

Net revenues	68,995	74,109

Non-interest expenses:
Commissions and other employee compensation	52,563	54,259
Occupancy, equipment and computer service costs	7,752	7,697
Communications	3,348	3,219
Floor brokerage and clearing organization charges	1,112	1,023
Advertising and promotional	650	668
(Recapture) provision for loan loss	(466)	—
Other	5,848	8,090

Total non-interest expenses	70,807	74,956

Other gains (losses):
Unrealized gain (loss) on warrants valuation	1,967	(8,185)

Income (loss) before income tax benefit	155	(9,032)
Income tax benefit	(168)	(3,388)

Net income (loss)	323	(5,644)
Net gain (loss) recognized in other comprehensive loss	(757)	2,298

Comprehensive loss	$(434)	$(3,346)

Earnings (loss) per share – basic
Net income (loss)	$0.01	$(0.17)

Weighted average shares outstanding – basic	32,952,684	32,801,381

Earning (loss) per share – diluted
Net income (loss)	$0.01	$(0.17)

Weighted average shares outstanding – diluted	32,952,684	32,801,381

###

CONTACT:     Ben Brooks, Corporate Communications, 214.859.6351, bdbrooks@swst.com